Exhibit (h.2)(iv)

KOPP FUNDS, INC.

FORM OF
AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

        THIS SECOND AMENDMENT dated as of January 1, 2002 to the Fund Administration Servicing Agreement dated as of October 1, 1997, by and between Kopp Funds, Inc., a Minnesota corporation and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

        Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

KOPP FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC
By: _____________________________	By: _____________________________